Klondex Provides Mineral Reserve and Project Updates at True North;
Total Mineral Reserves Increased by ~25% to ~148k Au oz

Vancouver, BC - May 12, 2017- Klondex Mines Ltd. (KDX:TSX; KLDX:NYSE MKT) (“Klondex” or the “Company”) is pleased to provide an updated Mineral Reserve estimate and an update on infrastructure improvement activities for the True North Gold Mine (“True North”) in Manitoba, Canada.

Mineral Reserve Highlights:

•	Total P&P Mineral Reserve is 147.9k Au oz, an increase of 25% from the prior estimate

•
True North Proven and Probable (“P&P”) Underground Mineral Reserve is 104.7k Au oz at a grade of 0.24 Au opt (8.30 Au g/t) contained within 434k tons; an increase of approximately 23% from the prior estimate

•	True North Probable Tailings Mineral Reserve is 43.2k Au oz at a grade of 0.02 Au opt (0.75 Au g/t) contained within 1,950k tons, an increase of approximately 33% from the prior estimate

•	NI 43-101and SEC Industry Guide 7 Technical Report to be filed on EDGAR and SEDAR
TABLE 1: True North Mineral Reserve

Location	Category	Tons (k)	Au opt	Au g/t	Au koz
Underground	Proven	128	0.218	7.47	27.9
	Probable	306	0.251	8.61	76.9
	Total P&P	434	0.242	8.30	104.7
Tailings	Probable	1,950	0.022	0.75	43.2

Notes to Table:
1.	True North Mineral Reserve is calculated at a gold price of US$1,200 per ounce, C$1,500 per ounce.
2.	US$:CDN$ exchange rate is 0.80.
3.	Metallurgical recovery for Underground and Tailings Mineral Reserves is 94% and 89%, respectively.
4.	Underground Mineral Reserves include dilution to a minimum mining width of 5.5 feet or the vein width plus 2.5 feet, whichever is greater.
5.	Cut off grades for the Underground and Tailings Mineral Reserves at True North is 0.15 opt Au and 0.016 opt Au respectively.
6.	Mine losses of 5% have been applied to the designed reserve mine excavations at True North, and no additional unplanned dilution has been applied.
7.	The effective date for True North Mineral Reserve is March 31, 2017.
8.
The Mineral Reserves in this press release were estimated using the Canadian Institute of Mining, Metallurgy and Petroleum (CIM), CIM Standards on Mineral Resources and Reserves, Definitions and Guidelines prepared by the CIM Standing Committee on Reserve Definitions and adopted by CIM Council.

The Company has completed several important infrastructure projects in 2017.

Project Highlights:

•	Completed 2,200 ft of primary waste development for ~$3.0 million

•	Completed 2,400 ft of ore development for $1.5 million

•	Restarted the Tailings Reprocessing Project, blending tailings with underground ore

•	Constructed a material handling system for 710/711 mining, including ore/waste passes, 26 Level train load-out chutes, and rail replacement to be used over the life of the mine

•	Built 26 Level underground mobile maintenance shop

•	Refurbished three loaders, purchased one additional loader, and purchased two additional haul trucks, all but one of which have been transported underground

Brian Morris, SVP Exploration stated, “This updated Mineral Reserve estimate is another milestone in the ramp-up of True North. As expected, the system is beginning to unveil its real potential as we continue to see robust grades and widths at depth as well as up-dip mineralization in the 710/711 zones.” Mr. Morris continued, “We continue to make good progress ramping up the mine at True North with infrastructure being put in place. We expect production to be weighted to the second half of the year and remain on track to meet our annual production guidance.”

The True North Underground Mineral Reserve is based on 7,877 drill holes totaling 4,937,265 ft (1,504,878 m). This includes 131 drill holes totaling 59,268 ft (18,065 m) completed by Klondex since June 30, 2016.

The updated Mineral Reserve estimates for True North were prepared by Practical Mining, LLC.

Drill interval assays for True North were performed by TSL Laboratories Inc. of Saskatoon, Saskatchewan (independent laboratory). Channel sample assays were performed by Klondex’s in-house laboratory at True North, using fire assaying with gravimetric finish and check samples were sent to TSL Laboratories Inc. of Saskatoon, Saskatchewan.

Drill samples cited in this news release for True North were acquired by independent drilling contractors under the direction of Klondex staff. Standards were inserted every 25 samples or at least one per hole in the case where there are less than 20 samples in a hole and blanks were inserted every 50 samples. Duplicates are generated by the lab and re-assayed internally. QA/QC samples are tracked and if a result plots outside of pre-determined QA/QC gate limits, the batch is re-assayed and the new results replace the previous values.

Qualified Person
Scientific and technical information in this press release has been reviewed and approved by Mark Odell, P.Eng. (NV Lic#13708), a qualified person under National Instrument 43-101.

About Klondex Mines Ltd. (www.klondexmines.com)
Klondex is a well-capitalized, junior-tier gold and silver mining company focused on exploration, development, and production in a safe, environmentally responsible, and cost-effective manner. The Company has 100% interests in three producing mineral properties: the Fire Creek Mine and the Midas Mine and ore milling facility, both of which are located in the state of Nevada, USA, and the True North Gold Mine (formerly known as the Rice Lake Mine) and mill in Manitoba, Canada. The Company also has 100% interests in two recently acquired projects, the Hollister mine and the Aurora mine and ore milling facility (formerly known as Esmeralda), also located in Nevada, USA.

More Information
John Seaberg
Senior Vice President, Investor Relations and Corporate Development
O: 775-284-5757
M: 303-668-7991
jseaberg@klondexmines.com

Cautionary Note Regarding Technical Information and Forward-looking Information
This news release contains certain information that may constitute forward-looking information or forward-looking statements under applicable Canadian and United States securities legislation (collectively, “forward-looking information”), including but not limited to the production and exploration potential at Fire Creek, Midas, Hollister and True North, future exploration and production plans of Klondex and timing relating to the Company's expected releases of mineral resource and mineral reserve estimates. This forward-looking information entails various risks and uncertainties that are based on current expectations, and actual results may differ materially from those contained in such information. These uncertainties and risks include, but are not limited to, the strength of the global economy; the price of gold; operational, funding and liquidity risks; the degree to which mineral resource estimates are reflective of actual mineral resources; the degree to which mineral reserve estimates are reflective of actual mineral reserves; the degree to which factors which would make a mineral deposit commercially viable are present; the risks and hazards associated with underground operations; and the ability of Klondex to fund its substantial capital requirements and operations. Risks and uncertainties about the Company’s business are more fully discussed in the Company’s disclosure materials filed with the securities regulatory authorities in Canada and United States available at www.sedar.com and www.sec.gov, respectively. Readers are urged to read these materials. Klondex assumes no obligation to update any forward-looking information or to update the reasons why actual results could differ from such information unless required by law.